Exhibit 10.44

December 11, 2024

Dear Rob:

Stepan Company, a Delaware corporation (the “Company”) has awarded you the opportunity to earn two bonuses each in an amount equal to $150,000 (each a “Retention Bonus” and, together, the “Retention Bonuses”) on the terms and conditions set forth below.

1.
Eligibility. You will be entitled to receive one Retention Bonus (the “First Retention Bonus”) if you remain an employee of the Company through December 31, 2025 (the “First Retention Date”) and a second Retention Bonus (the “Second Retention Bonus”) if you remain an employee of the Company through December 31, 2026 (the “Second Retention Date”). If your employment with the Company terminates (except as provided below) prior to the First Retention Date, you will not be entitled to receive any Retention Bonus. If your employment with the Company terminates (except as provided below) after the First Retention Date but prior to the Second Retention Date, you will not be entitled to receive the Second Retention Bonus. Notwithstanding the foregoing, if the Company terminates your employment with the Company without Cause (as such term is defined in the Company’s 2022 Equity Incentive Compensation Plan (the “Plan”)) prior to the Second Retention Date, you will be entitled to receive a prorated portion of the Retention bonuses to the extent such Retention Bonuses have not yet been paid; further, if your employment with the Company is terminated as a result of your death or disability prior to the Second Retention Date, you will be entitled to receive the Retention Bonuses to the extent such Retention Bonuses have not yet been paid.
2.
Time of Payment of Retention Bonus. The First Retention Bonus will be paid in a lump sum in cash on the Company’s second regularly scheduled payroll date following the First Retention Date. The Second Retention Bonus will be paid in a lump sum in cash on the Company’s second regularly scheduled payroll date following the Second Retention Date. Notwithstanding the foregoing, if the Company terminates your employment with the Company without Cause (as such term is defined in the Plan) prior to the Second Retention Date, a prorated portion of the Retention Bonuses, to the extent not yet paid, will be paid in a lump sum in cash on the Company’s second regularly scheduled payroll date following the date of termination of your employment with the Company; further, if your employment with the Company is terminated as a result of your death or disability prior to the Second Retention Date, the Retention Bonuses, to the extent not yet paid, will be paid in a lump sum in cash on the Company’s second regularly scheduled payroll date following the date of termination of your employment with the Company.
3.
Equity Grant. In addition to the Retention Bonuses set forth herein, you will receive a grant of restricted stock units pursuant to the Plan, with a grant date value equal to approximately $300,000, on the terms and conditions set forth in the applicable award agreement and the Plan.
4.
Tax Withholding. The Company (or its subsidiary or affiliate, as applicable) may withhold from each Retention Bonus all taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this letter agreement, neither the Company nor any of its subsidiaries or affiliates shall be obligated to guarantee any particular tax result for you with respect to each Retention Bonus, and you shall be responsible for any taxes imposed on you with respect to each Retention Bonus.
5.
Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Please be aware that this letter agreement does not constitute an offer or guarantee of employment or continued employment with the Company or any of its subsidiaries or affiliates. Please indicate your agreement to the terms set forth herein by executing this letter agreement in the space provided below.

Very truly yours,

STEPAN COMPANY

By: _/s/ Luis E. Rojo_____________________
Name: Luis E. Rojo
Title: President & CEO

Accepted and Agreed:

By: /s/ Robert J. Haire, Jr.

Robert J. Haire, Jr.

Date Accepted: 1/21/2025